Exhibit 99.1

August 3, 2018

Pulmatrix Reports Q2 2018 Results

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its second quarter results.

“We are pleased with the preliminary results of the three-part Phase 1/1b clinical trial of Pulmazole. The data supports the potential of Pulmazole to improve the lives of patients with ABPA and we look forward to initiating a Phase 2 study of Pulmazole in patients with asthma and ABPA, currently planned to start in the fourth quarter of this year,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix.

Financials

As of June 30, 2018, Pulmatrix had $8.3 million in cash and cash equivalents, compared to $3.6 million as of December 31, 2017.

Research and development expenses for the second quarter of 2018 were $4.0 million, compared to $3.4 million for the same period last year. The increase was primarily due to increases in clinical development costs and external service costs on the Pulmazole program. General and administrative expenses for both the second quarter of 2018 and 2017 were $2.1 million.

With the end of term payment of $2.1 million, Pulmatrix’s term loan was paid in its entirety in June 2018 and resulted in a $0.1 million decrease of interest expense in the second quarter of 2018 as compared to the same period last year.

Net loss for the second quarter of 2018 was $6.2 million compared to a net loss of $5.6 million in the same period last year. The increase in net loss was primarily attributable to the noted increases in expenses relating to the Pulmazole program.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). In addition, Pulmatrix has partnered with Vectura Group plc to develop Pulmatrix’s drug candidate, PUR0200, for COPD for the U.S. market. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 13, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At June 30, 2018	At December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,341	$3,550
Prepaid expenses and other current assets	619	696

Total current assets	8,960	4,246
Property and equipment, net	498	614
Long-term restricted cash	204	204
Goodwill	10,914	10,914

Total assets	$20,576	$15,978

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	$—	$3,221
Accounts payable	1,507	457
Accrued expenses	2,271	2,162
Derivative liability	—	1

Total current liabilities	3,778	5,841

Stockholders’ equity:
Common stock, $0.0001 par value — 200,000,000 shares authorized; 46,927,221 and 21,047,498 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	5	2
Additional paid-in capital	202,204	184,137
Accumulated deficit	(185,411)	(174,002)

Total stockholders’ equity	16,798	10,137

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$20,576	$15,978

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,
	2018	2017
Operating expenses
Research and development	$4,013	$3,363
General and administrative	2,115	2,066

Total operating expenses	6,128	5,429

Loss from operations	(6,128)	(5,429)
Interest expense	(80)	(172)
Other income, net	20	4

Net loss	$(6,188)	$(5,597)

Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(0.29)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	46,102,043	19,553,281

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com